As filed with the Securities and Exchange Commission on February 11, 1998 Commission File No. 0-11734

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                          CHINA FOOD & BEVERAGE COMPANY
             (Exact name of registrant as specified in its charter)

            NEVADA                                               87-0548148
(State or other jurisdiction of                               (I.R.S. Employer
incorporation of organization)                               Identification No.)

                82-66 Austin Street, Kew Gardens, New York 11415
               (Address of principal executive offices) (Zip Code)

                                   Copies to:

                             JAMES TILTON, PRESIDENT
                               82-66 AUSTIN STREET
                           KEW GARDENS, NEW YORK 11415
                                 (718) 847-1531

                             HERBERT M. JACOBI, ESQ.
                          8 WEST 38TH STREET, 9TH FLOOR
                            NEW YORK, NEW YORK 10018
                                 (212) 840-6550

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                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
Title of         Amount      Proposed            Proposed           Amount
Securities to    to be       Maximum Offering    Maximum Aggregate  Registration
be registered    Registered  Price Per Share(1)  Offering Price(1)  Fee
--------------------------------------------------------------------------------
Common Stock,    50,000      $.69                $34,500            $14.95
$.001 par value  Shares
per share
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low prices of the Common Stock reported on NASD's Electronic Bulletin Board on February 9, 1998.


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                                     PART II

               Information Required in the Registration Statement

Item 3.   Incorporation of documents by reference.

     These are hereby incorporated by reference the following documents and information heretofore filed with the Securities and Exchange Commission:

     (a) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1996, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the Registrants Quarterly Report on Form 10-QSB for the periods ending March 31, 1997, June 30, 1997 and September 30, 1997.

     (b) The description of the Registrant's common stock, $.001 par value per share ("Common Stock"), to be offered hereby is contained in the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1996, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934.

     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interest of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

     The  By-laws of the  Registrant,  in Article XI  thereof,  provide  for the
indemnification   of  the   Registrant's   Directors  and  Officers  in  certain
circumstances as follows:

     1.   GENERALLY

          Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason


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          of the  fact  that he or his  testator  or  intestate  (a) is or was a director or officer of the Corporation or (b) is or was a director or officer of the Corporation who serves or served, in any capacity, any other corporation, partnership, joint venture, trust, employee benefit
          plan  or  other   enterprise   at  the  request  of  the   Corporation
          (hereinafter an "Indemnity"), shall be indemnified and held harmless by the Corporation against all expense, liability and loss [including ERISA excise tax or penalties, judgments, fines, penalties, amounts paid in settlement (provided the Corporation shall have given its
          prior  consent  to  such  settlement,   which  consent  shall  not  be
          unreasonably withheld by it) and reasonable expenses, including attorneys' fees] suffered or incurred by such Indemnity in connection therewith and such indemnification shall continue as to an Indemnity who has ceased to be a director or officer and shall inure to the benefit of the Indemnities heirs and fiduciaries; provided, however, that no indemnification may be made to or on behalf of any director or officer if his acts were committed in bad faith or were the result of any active and deliberate dishonesty and were material to the cause of action so adjudicated or otherwise disposed of, or he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Not-withstanding the foregoing, except as contemplated by Section 3 hereof, the Corporation shall indemnify any such Indemnity in connection with a proceeding (or part thereof) initiated by such Indemnity only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     2.   ADVANCEMENT OF EXPENSES

          All expenses reasonably incurred by an Indemnity in connection with a threatened or actual proceeding with respect to which any such Indemnity is or may be entitled to indemnification under this Article shall be advanced to him or promptly reimbursed by the Corporation in advance of the final disposition of such proceeding, upon receipt of an undertaking by him or on his behalf to repay the amount of such advances, if any, as to which he is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent such advances exceed the indemnification to which he is entitled. Such person shall cooperate in good faith with any request by the Corporation that common counsel be used by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to an actual or potential conflict of interest.

     3.   PROCEDURE FOR INDEMNIFICATION

          (a) Not later than thirty (30) days following final disposition of a proceeding with respect to which the Corporation has received written request by an Indemnity for indemnification pursuant to this Article or with respect to which there has been an advancement of expenses pursuant to Section 2 of this Article, if such indemnification has not been ordered by a court, of the Board of Directors shall meet and find whether the Indemnity met


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               the  standard of conduct set forth in Section 1 of this  Article, and, if it finds that he did, or to the extent it so finds, shall authorize such indemnification.

          (b) Such standard shall be found to have been met unless (i) a judgment or other final adjudication adverse to the Indemnity established that the standard of conduct set forth in Section 1 of this Article was not met, or (ii) if the proceeding was disposed of other than by judgment or other final adjudication, the Board finds in good faith that, if it had been disposed of by judgment or other final adjudication, such judgment or other final adjudication would have been adverse to the Indemnity and would have been established that the standard of conduct set forth in Section 1 of this Article was not met.

          (c) If the Board fails or is unable to make the determination called for by paragraph (a) of this Section 3, or if indemnification is denied, in whole or in part, because of an adverse finding by the Board, or because the Board believes the expenses for which indemnification is requested to be unreasonable, such action, inaction or inability of the Board shall in no way affect the right of the Indemnify to make such application therefore in any court have jurisdiction thereof. In such action or proceeding, or in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the issue shall be whether the Indemnity met the standard of conduct set forth in Section 1 of this Article, or whether the expenses were reasonable, as the case may be (not whether the finding of the Board with respect thereto was correct). If the judgment or other final adjudication in such action or proceeding establishes that the Indemnity met the standard set forth in Section 1 of this Article, or that the disallowed expenses were reasonable, or to the extent that it does, the Board shall then find such standard to have been met or the expenses to be reasonable, and shall grant such indemnification, and shall also grant to the Indemnity indemnification of the expenses incurred by him in connection with the action or proceeding resulting in the judgment or other final adjudication that such standard of conduct was met, or if pursuant to such court determination such person is entitled to less than the full amount of indemnification denied by the Corporation, the portion of such expenses proportionate to the amount of such indemnification so awarded. Neither the failure of the Board to have made timely a determination prior to the commencement of such suit that indemnification of the Indemnity is proper in the circumstances because the Indemnity has met the applicable standard of conduct set forth in Section 1, nor an actual determination by the Board that the Indemnity has not met such applicable standard of conduct, shall cerate a presumption that the Indemnity has not met the applicable standard of conduct. In any


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               suite   brought   by  the   Indemnity   to  enforce  a  right  to
               indemnification, or by the Corporation to receive an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnity is not entitled to indemnification, under this Article or otherwise, shall be on the Corporation.

          (d) A finding by the Board pursuant to this Section 3 that the standard of conduct set forth in Section 1 of this Article has been met shall mean a finding of the Board or shareholders as provided by law.

     4.   CONTRACTUAL ARTICLE

          The rights conferred by this Article are contract rights which shall not be abrogated by any amendment or repeal of this Article with respect to events occurring prior to such amendment or repeal and shall, to the fullest extent permitted by law, be retroactive to events occurring prior to the adoption of this Article. No amendment of the Business Corporate Law, insofar as it reduced the permissible extent of the right of indemnification of an Indemnity under this Article, shall be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to the effective date if such amendment irrespective of the date of any claim or legal action in respect thereto. This Article shall be binding on any successor to the Corporation, including any corporation or other entity which acquires all or substantially all of the Corporation's assets.

     5.   NON-EXCLUSIVITY

          The indemnification provided by this Article shall not be deemed exclusive of any other rights to which any person covered hereby may be entitled other than pursuant to this Article. The Corporation is authorized to enter into agreements with any such person providing rights to indemnification or advancement of expenses in addition to the provisions therefore in this Article, and the Corporation's shareholders and its Board of Directors are authorized to adopt, in their discretion, resolutions providing any such person with any such rights.

     6.   INSURANCE

          The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article or applicable law.


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

     7.   INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION

          The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and the advancement of expenses to any employee or agent of the Corporation with the same scope and effect as provided in this Article to directors and officers of the Corporation.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

          Not applicable

Item 8.   Exhibits.

     (a)  Exhibits. The following Exhibits are filed herewith:

     Exhibit Number      Description of Document

          5.1 Opinion of Herbert M. Jacobi, Esq., regarding the legality of the securities being registered under this Registration Statement.

          24.1           Consent  of  Herbert  M.   Jacobi,   counsel   for  the
                         Registrant   (set  forth  in  the  opinion  of  counsel
                         included as Exhibit 5.1).

          24.2 Consent of Jones Jensen & Co., independent public accountants for the Registrant.

Item 9.   Undertakings

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and


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          (2)  That,  for the purpose of  determining  any  liability  under the
               Securities Act of 1933 (the "1933 Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(g) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to officers, directors and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by an officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on the 11th day of February, 1998.

                                                 CHINA FOOD & BEVERAGE
                                                         COMPANY

                                                 By: /s/ James Tilton
                                                    -------------------------
                                                       James Tilton
                                                       President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:  February 11, 1998                               /s/ James Tilton
                                                    -------------------------
                                                       James Tilton, President


Date:  February 11, 1998                               /s/ Jane Zheng
                                                    -------------------------
                                                       Jane Zheng, Secretary


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